Exhibit 99.1

News Release
Weatherford Reports Fourth Quarter Results of $0.21 Per Share
Before Charges, Primarily Tax Reorganization and Bond Tender Premiums
GENEVA, SWITZERLAND, January 25, 2011 — Weatherford International Ltd. (NYSE and SIX: WFT) today reported fourth quarter 2010 income of $156 million, or $0.21 per diluted share, excluding an after tax loss of $210 million. The excluded after tax loss is comprised of the following items:
•	$158 million book tax expense primarily incurred in connection with a tax reorganization to migrate Latin America operations out of the U.S. holding structure during the quarter to further strengthen global tax planning efforts. Of this amount, $54 million was a cash charge;

•	$34 million in bond tender premiums paid for the extinguishment of a portion of senior notes due in 2012 and 2013;

•	$21 million after-tax reserve taken against Venezuelan account receivables in light of the country’s economic prognosis;

•	$12 million in after-tax severance related to restructuring initiatives; and

•	$15 million after-tax gain related to the November 2010 settlement of the TNK-BP put option which settled below the fair value liability recorded in the prior quarter.
The company incurred no net costs related to the government investigations.

Fourth quarter diluted earnings per share reflect an increase of $0.18 over the fourth quarter of 2009 diluted earnings per share of $0.03, before charges and fair value adjustment for the put option.
Sequentially, the company’s fourth quarter diluted earnings per share, before charges and the fair value adjustment to the put option, were $0.03 higher than the third quarter of 2010.
Fourth quarter revenues of $2,901 million were the highest in company history and produced the highest quarterly sequential growth rate in the recent past. Revenues were 20 percent higher than the same period last year, and 14 percent higher than the prior quarter. International revenues were up 15 percent versus the prior quarter. Eastern Hemisphere revenues increased ten percent sequentially and 13 percent versus the year ago quarter, while North America revenue increased 14 percent and 70 percent, respectively, over the same period. Integrated Drilling, Completion Systems, Drilling Services, Stimulation and Chemicals, and Artificial Lift product lines posted strong sequential growth for the company.
Segment operating income of $421 million improved 89 percent year-over-year and 13 percent sequentially. Margin performance was held back primarily due to asset write-offs, particularly in the Eastern Hemisphere, as well as unfavorable weather conditions in Australia. Asset write-offs, principally on inventory, totaled $50 million during the quarter and negatively impacted earnings per share by approximately $0.05.
The company expects earnings per share before excluded items of $0.27 in the first quarter of 2011 and $1.30 for the full year 2011. The outlook for the international markets in 2011 is constructive, as supported by this quarter’s healthy improvement in international revenues. The pace of recovery is expected to accelerate throughout the year and gain further momentum in 2012.
North America
Revenues for the quarter were $1,253 million, which is a 70 percent increase over the same quarter in the prior year and up 14 percent sequentially.
Operating income was $252 million compared to $42 million for the fourth quarter of 2009 and was up $51 million, or 25 percent, sequentially. The current quarter’s margins improved 180 basis points to 20.1%.
Continued gains in the U.S. land market coupled with robust Canadian activity levels led to higher sequential results. Oil directed drilling and liquid rich plays continued to drive activity levels higher, while reduced Gulf of Mexico operations weighted negatively on region results. The Artificial Lift, Drilling Services and Stimulation and Chemicals product lines contributed strong results for the quarter.
Middle East/North Africa/Asia
Fourth quarter revenues of $681 million were 15 percent higher than the fourth quarter of 2009 and 13 percent higher than the prior quarter. On a sequential basis, Algeria and Iraq posted strong performances along with the Completion Systems and Integrated Drilling product lines. Year-over-year, revenue gains were meaningful in Iraq and China.

The current quarter’s operating income of $53 million decreased 35 percent as compared to the same quarter in the prior year and decreased 22 percent compared to the prior quarter. Asset write-offs and inclement weather in Australia negatively impacted profitability during the quarter.
Europe/West Africa/FSU
Fourth quarter revenues of $524 million were ten percent higher than the fourth quarter of 2009 and six percent higher than the prior quarter. On a sequential basis, the United Kingdom posted strong revenue performance along with the Drilling Services product line.
The current quarter’s operating income of $61 million was up 25 percent compared to the same quarter in the prior year and flat sequentially. Write-offs of inventory negatively impacted profitability in the quarter.
Latin America
Fourth quarter revenues of $442 million were 28 percent lower than the fourth quarter of 2009 and up 31 percent over the prior quarter. Brazil and Colombia throughout the year have delivered exemplary performance and are expected to continue to lead 2011 growth in Latin America as awarded contracts commence.
The current quarter’s operating income of $54 million increased ten percent as compared to the same quarter in the prior year and increased 30 percent compared to the prior quarter.

Net Debt and Free Cash Flow
Net debt for the quarter increased $23 million, after payment of $47 million for the settlement of the TNK put, $43 million in bond tender premiums and $38 million in acquisition consideration. Free cash flow (measured by changes in net debt) was $115 million for the full year 2010.
Reclassifications and Non-GAAP
Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.
Conference Call
The company will host a conference call with financial analysts to discuss the 2010 fourth quarter results on January 25, 2011 at 8:00 a.m. (CST). The company invites investors to listen to a play back of the conference call and to access the call transcript at the company’s website, http://www.weatherford.com in the “investor relations” section.
Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs over 55,000 people worldwide.
# # #

Contacts:	Andrew P. Becnel Chief Financial Officer	+41.22.816.1502

	Karen David-Green Vice President — Investor Relations	+1.713.693.2530

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the outcome of pending government investigations, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(Unaudited)
(In 000’s, Except Per Share Amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Net Revenues:
North America	$1,252,918	$736,443	$4,163,662	$2,765,707
Middle East/North Africa/Asia	681,287	593,154	2,450,292	2,368,118
Europe/West Africa/FSU	524,374	478,259	1,980,649	1,616,460
Latin America	442,194	618,225	1,616,846	2,076,648

	2,900,773	2,426,081	10,211,449	8,826,933

Operating Income (Expense):
North America	252,105	41,625	695,309	197,211
Middle East/North Africa/Asia	53,494	82,452	282,496	441,974
Europe/West Africa/FSU	60,962	48,893	223,149	230,918
Latin America	54,108	49,271	164,783	281,590
Research and Development	(57,637)	(50,216)	(214,481)	(194,650)
Corporate Expenses	(43,345)	(48,990)	(175,166)	(173,695)
Revaluation of Contingent Consideration	15,349	(6,295)	15,797	21,073
Exit and Adjustments	(48,775)	(26,897)	(207,236)	(100,566)

	286,261	89,843	784,651	703,855

Other Income (Expense):
Interest Expense, Net	(115,409)	(91,902)	(405,785)	(366,748)
Bond Tender Premium	(43,242)	—	(53,973)	—
Devaluation of Venezuelan Bolivar	—	—	(63,859)	—
Other, Net	(13,966)	(9,177)	(49,647)	(37,633)

Income (Loss) Before Income Taxes	113,644	(11,236)	211,387	299,474

Benefit (Provision) for Income Taxes:
Benefit (Provision) for Operations	(30,849)	2,710	(88,238)	(10,157)
Provision for Legal Entity Reorganization	(157,699)	(24,190)	(165,589)	(24,190)
Benefit from Devaluation of Venezuelan Bolivar	—	—	23,973	—
Benefit from Bond Tender and Exit and Restructurings	24,301	5,466	57,774	14,798

	(164,247)	(16,014)	(172,080)	(19,549)

Net Income (Loss)	(50,603)	(27,250)	39,307	279,925
Net Income Attributable to Noncontrolling Interest	(3,156)	(3,141)	(14,793)	(26,159)

Net Income (Loss) Attributable to Weatherford	$(53,759)	$(30,391)	$24,514	$253,766

Earnings (Loss) Per Share Attributable to Weatherford:
Basic	$(0.07)	$(0.04)	$0.03	$0.35
Diluted	$(0.07)	$(0.04)	$0.03	$0.35

Weighted Average Shares Outstanding:
Basic	745,925	737,059	743,125	714,981
Diluted	745,925	737,059	750,128	723,449

Weatherford International Ltd.
Selected Income Statement Information
(Unaudited)
(In 000’s)

	Three Months
	Ended
	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009

Net Revenues:
North America	$1,252,918	$1,098,757	$921,443	$890,544	$736,443
Middle East/North Africa/Asia	681,287	603,249	600,777	564,979	593,154
Europe/West Africa/FSU	524,374	495,800	505,774	454,701	478,259
Latin America	442,194	336,351	410,277	428,024	618,225

	$2,900,773	$2,534,157	$2,438,271	$2,338,248	$2,426,081

Operating Income (Expense):
North America	$252,105	$201,516	$129,361	$112,327	$41,625
Middle East/North Africa/Asia	53,494	68,197	78,009	82,796	82,452
Europe/West Africa/FSU	60,962	60,825	62,834	38,528	48,893
Latin America	54,108	41,612	37,984	31,079	49,271
Research and Development	(57,637)	(54,457)	(53,530)	(48,857)	(50,216)
Corporate Expenses	(43,345)	(41,969)	(42,732)	(47,120)	(48,990)
Revaluation of Contingent Consideration	15,349	90,011	(81,753)	(7,810)	(6,295)
Exit and Adjustments	(48,775)	(87,120)	(27,309)	(44,032)	(26,897)

	$286,261	$278,615	$102,864	$116,911	$89,843

Supplemental Information
(Unaudited)
(In 000’s)

	Three Months
	Ended
	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009

Depreciation and Amortization:
North America	$83,996	$81,843	$81,040	$80,660	$83,658
Middle East/North Africa/Asia	81,596	75,968	75,139	72,290	72,739
Europe/West Africa/FSU	53,095	58,847	52,058	48,958	50,376
Latin America	47,377	46,527	44,753	42,479	42,751
Research and Development	2,398	2,420	2,324	2,224	1,980
Corporate	3,075	3,491	2,943	2,781	2,197

	$271,537	$269,096	$258,257	$249,392	$253,701

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2010, September 30, 2010, and December 30, 2009 and for the twelve months ended December 31, 2010 and December 31, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.
Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	Three Months Ended				Twelve Months Ended
	December 31,	September 30,		December 31,	December 31,	December 31,
	2010	2010		2009	2010	2009
Operating Income:
GAAP Operating Income	$286,261	$278,615		$89,843	$784,651	$703,855
Exit and Adjustments	48,775	87,120		26,897	207,236	100,566
Revaluation of Contingent Consideration	(15,349)	(90,011)		6,295	(15,797)	(21,073)

Non-GAAP Operating Income	$319,687	$275,724		$123,035	$976,090	$783,348

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$113,644	$156,289		$(11,236)	$211,387	$299,474
Exit and Adjustments	48,775	87,120		26,897	207,236	100,566
Revaluation of Contingent Consideration	(15,349)	(90,011)		6,295	(15,797)	(21,073)
Devaluation of Venezuelan Bolivar	—	—		—	63,859	—
Bond Tender Premium	43,242	10,731		—	53,973	—

Non-GAAP Income (Loss) Before Income Taxes	$190,312	$164,129		$21,956	$520,658	$378,967

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$(164,247)	$(7,157)		$(16,014)	$(172,080)	$(19,549)
Legal Entity Reorganization Charges	157,699	7,890		24,190	165,589	24,190
Devaluation of Venezuelan Bolivar	—	—		—	(23,973)	—
Benefit from Bond Tender and Exit and Restructurings	(24,301)	(28,142)		(5,466)	(57,774)	(14,798)

Non-GAAP Benefit (Provision) for Income Taxes	$(30,849)	$(27,409)		$2,710	$(88,238)	$(10,157)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Income (Loss)	$(53,759)	$144,846		$(30,391)	$24,514	$253,766
Total Charges, net of tax	210,066 (a)	(12,412	)(b)	51,916 (c)	393,113 (d)	88,885 (e)

Non-GAAP Net Income	$156,307	$132,434		$21,525	$417,627	$342,651

Diluted Earnings (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Earnings (Loss) per Share	$(0.07)	$0.19		$(0.04)	$0.03	$0.35
Total Charges, net of tax	0.28 (a)	(0.01	)(b)	0.07 (c)	0.53 (d)	0.12 (e)

Non-GAAP Diluted Earnings per Share	$0.21	$0.18		$0.03	$0.56	$0.47

Note (a): This amount is comprised of (i) a $34 million premium paid on tendering a portion of our senior notes, (ii) severance costs associated with our restructuring activities, (iii) a $21 million reserve taken against accounts receivable balances in Venezuela due to the country’s economic prognosis and (iv) a $15 million gain on the settlement of contingent consideration included as part of our acquisition of the Oilfield Services Division (“OFS”) of TNK-BP. We also incurred investigation costs in connection with on-going investigations by the U.S. government. In addition, we incurred a tax charge of $158 million primarily as a result of a tax reorganization initiative completed during the fourth quarter of 2010.
Note (b): This amount is comprised of (i) a $90 million gain primarily for the revaluation of contingent consideration included as part of our acquisition of OFS, (ii) a $54 million charge for revisions to our estimates in our project management contracts in Mexico and (iii) a $7 million charge for a premium paid on tendering a portion of our senior notes. We also incurred investigation costs in connection with on-going investigations by the U.S. government and severance charges associated with our restructuring activities. In addition, we incurred a tax charge of $8 million as a result of a legal entity reorganization initiative completed during the third quarter of 2010.
Note (c): This amount represents investigation costs incurred in connection with on-going investigations by the U.S. government and severance charges and facility closure costs associated with the Company’s restructuring activities. In addition, the Company incurred a tax charge of $24 million as a result of a legal entity reorganization initiative completed during the fourth quarter of 2009. These charges were partially offset by a $6 million gain on the revaluation of the contingent consideration included as part of the OFS acquisition.
Note (d): This amount is comprised of (i) a $38 million charge related to our supplemental executive retirement plan that was frozen on March 31, 2010, (ii) a $40 million charge related to the devaluation of the Venezuelan Bolivar, (iii) a $54 million charge for revisions to our estimates in our project based management contracts in Mexico, (iv) a $41 million charge for premiums paid on tendering a portion of our senior notes and (v) a $21 million reserve taken against accounts receivable balances in Venezuela due to the country’s economic prognosis. We also incurred investigation costs in connection with on-going investigations by the U.S. government and severance charges associated with our restructuring activities. In addition, we incurred tax charges of $8 million and $158 million primarily as a result of tax reorganization initiatives completed during the third and fourth quarters of 2010, respectively.
Note (e): This amount represents investigation costs incurred in connection with on-going investigations by the U.S. government and costs related to the Company’s withdrawal from sanctioned countries. Also included are severance charges and facility closure costs associated with the Company’s restructuring activities. In addition, the Company incurred a tax charge of $24 million as a result of a tax reorganization initiative completed during the fourth quarter of 2009. These charges were partially offset by a $21 million gain on the revaluation of the contingent consideration included as part of the OFS acquisition.

Weatherford International Ltd.
Consolidated Condensed Balance Sheet
(Unaudited)
(In 000’s)

	December 31,	December 31,
	2010	2009
Current Assets:
Cash and Cash Equivalents	$415,772	$252,519
Accounts Receivable, Net	2,618,983	2,504,876
Inventories	2,591,940	2,239,762
Other Current Assets	1,335,718	1,143,449

	6,962,413	6,140,606

Long-Term Assets:
Property, Plant and Equipment, Net	6,939,754	6,991,579
Goodwill	4,185,477	4,156,105
Other Intangibles, Net	740,681	778,786
Equity Investments	539,580	542,667
Other Assets	246,875	256,440

	12,652,367	12,725,577

Total Assets	$19,614,780	$18,866,183

Current Liabilities:
Short-term Borrowings and Current Portion of Long-term Debt	$235,392	$869,581
Accounts Payable	1,335,020	1,002,359
Other Current Liabilities	993,852	924,948

	2,564,264	2,796,888

Long-term Liabilities:
Long-term Debt	6,529,998	5,847,258
Other Liabilities	562,901	423,333

	7,092,899	6,270,591

Total Liabilities	9,657,163	9,067,479

Shareholders’ Equity:
Weatherford Shareholders’ Equity	9,893,701	9,719,672
Noncontrolling Interest	63,916	79,032

Total Shareholders’ Equity	9,957,617	9,798,704

Total Liabilities and Shareholders’ Equity	$19,614,780	$18,866,183

Weatherford International Ltd.
Net Debt
(Unaudited)
(In 000’s)

Change in Net Debt for the Three Months Ended December 31, 2010:
Net Debt at September 30, 2010	$(6,326,209)
Operating Income	286,261
Depreciation and Amortization	271,537
Exit and Adjustments	48,775
Revaluation of Contingent Consideration	(15,349)
Capital Expenditures	(258,987)
Increase in Working Capital	(74,396)
Income Taxes Paid	(92,998)
Interest Paid	(66,455)
Acquisitions and Divestitures of Assets and Businesses, Net	(33,016)
TNK Put Settlement	(46,966)
Bond Tender Premium	(43,242)
Other	1,427

Net Debt at December 31, 2010	$(6,349,618)

Change in Net Debt for the Year Ended December 31, 2010:
Net Debt at December 31, 2009	$(6,464,320)
Operating Income	784,651
Depreciation and Amortization	1,048,282
Exit and Adjustments	207,236
Revaluation of Contingent Consideration	(15,797)
Capital Expenditures	(976,544)
Increase in Working Capital	(242,989)
Income Taxes Paid	(350,603)
Interest Paid	(421,132)
Acquisitions and Divestitures of Assets and Businesses, Net	97,932
TNK Put Settlement	(46,966)
Bond Tender Premium	(53,973)
Other	84,605

Net Debt at December 31, 2010	$(6,349,618)

	December 31,	September 30,	December 31,
	2010	2010	2009
Components of Net Debt
Cash	$415,772	$951,382	$252,519
Short-term Borrowings and Current Portion of Long-Term Debt	(235,392)	(582,628)	(869,581)
Long-term Debt	(6,529,998)	(6,694,963)	(5,847,258)

Net Debt	$(6,349,618)	$(6,326,209)	$(6,464,320)

“Net Debt” is debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.
Working capital is defined as accounts receivable plus inventory less accounts payable.